Exhibit 5.3

Our ref: JZF\538C.1000-145-060\401003438 25 July 2022	Ashurst LLP London Fruit & Wool Exchange 1 Duval Square London E1 6PW Tel +44 (0)20 7638 1111 Fax +44 (0)20 7638 1112 DX 639 London/City www.ashurst.com
Carnival plc Carnival House 100 Harbour Parade Southampton United Kingdom SO15 1ST Carnival Corporation 3655 NW 87th Avenue Miami

1.	INTRODUCTION

1.1	In connection with the joint registration statement originally filed on 26 January 2021 (the "Registration Statement") under the Securities Act 1933, as amended (the "Act") on Form S-3ASR of Carnival Corporation, a corporation organised under the laws of the Republic of Panama ("Carnival Corporation"), and Carnival plc, a public limited company incorporated under the laws of England and Wales (the "Company"), we have been requested to render our opinion on certain matters in connection with the Registration Statement.

1.2	The Registration Statement relates to the registration under the Act of the issuance of, among other things, (i) shares of common stock of Carnival Corporation, par value US$0.01 per share (the "Carnival Corporation Common Stock"), (ii) the special voting share of £1.00 in the capital of the Company (the "Special Voting Share") issued to Carnival Corporation (such share having been transferred to the trustee of the P&O Princess Special Voting Trust), and (iii) the trust shares (the "Trust Shares") of beneficial interest in the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands, that are paired with the Carnival Corporation Common Stock on a one-for-one basis and represent a beneficial interest in the Special Voting Share.

1.3	We are acting as legal advisers as to English law to the Company for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	the Registration Statement;

(b)	a copy of the articles of association of the Company in force as at 25 July 2022 (the "Articles");

Ashurst LLP is a limited liability partnership registered in England and Wales under number OC330252 and is part of the Ashurst Group. It is a law firm authorised and regulated by the Solicitors Regulation Authority of England and Wales under number 468653. A list of members of Ashurst LLP and their professional qualifications is open to inspection at its registered office London Fruit & Wool Exchange, 1 Duval Square, London E1 6PW. The term "partner" in relation to Ashurst LLP is used to refer to a member of Ashurst LLP or to an employee or consultant with equivalent standing and qualifications.

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(c)	a copy of the Company's Certificate of Incorporation dated 19 July 2000 issued by the Registrar of Companies of England and Wales;

(d)	a search carried out on 22 July 2022 (carried out by us or by an information service provider ("ISP") on our behalf) of the public documents of the Company kept at Companies House in Cardiff (the "Company Search");

(e)	a search carried out at 10.47 a.m. (London time) on 22 July 2022 (carried out by us or an ISP on our behalf) of the Central Registry of Winding up Petitions (the "Winding up Enquiry"); and

(f)	a certificate issued to us by the Corporate Counsel of the Company (certifying to us that, amongst other matters, the Special Voting Share has been duly authorised, validly issued and is fully paid and non-assessable) dated 25 July 2022 (the "Counsel's Certificate").

1.4	The documents listed in paragraphs 1.3(a) to 1.3(f) above are referred to in this opinion as the "Documents" and we have relied upon the statements as to factual matters contained in or made pursuant to each of Documents.

1.5	Except as stated in paragraph 1.3 above, we have not, for the purpose of this opinion:

(a)	examined any other contracts, agreements, instruments or documents and we have not made any search at the High Court, Strand, London or any other court in the United Kingdom in respect of winding up, administration or similar petitions;

(b)	examined any corporate or other records of or affecting the Company;

(c)	investigated whether the Company is or will be by reason of any of the transactions and matters contemplated by the Documents in breach of any of its obligations under any other contract, agreement, instrument or document; or

(d)	made any other enquiries concerning the Company or conducted any form of due diligence into the Company.

2.	ASSUMPTIONS

In considering the Documents and rendering this opinion we have with your consent and without any further enquiry assumed:

2.1	Authenticity: the genuineness of all signatures (which, in this paragraph 2, includes electronic signatures), stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies (including electronic copies);

2.2	Copies: the conformity to originals and completeness of all documents supplied to us as photocopies, portable document format (PDF) copies, digital photographs, facsimile copies or e-mail conformed copies (including electronic copies or electronic conformed copies);

2.3	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed and delivered in the form of that draft or specimen;

2.4	Counsel's Certificates: that each of the statements contained in the Counsel's Certificate (and in the schedules to each of the Counsel's Certificate) was true and correct as at the date thereof and remains true and correct;

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2.5	Company Search and Winding up Enquiry: that the information revealed by the Company Search and the Winding up Enquiry was accurate, complete and up-to-date and included all relevant information which had been properly submitted to the Registrar of Companies or the Central Registry of Winding Up Petitions (as applicable), and no additional matters would have been disclosed by searches or enquiries being carried out since the carrying out of the Company Search and the Winding up Enquiry;

2.6	Board Meeting: that the meeting of the board of directors of the Company to authorise the allotment and issue of the Special Voting Share was properly constituted and convened, that a quorum of properly appointed directors of the Company (holding the necessary offices and meeting the other requirements for the purposes of forming a quorum) was present throughout; that the resolutions referred to therein were properly passed at such meeting, that all provisions contained in the Companies Act 1985, the Articles, the memorandum and articles of association of the Company in force as at the date of such meeting and the articles of incorporation and by-laws of Carnival Corporation were duly observed, and that such resolutions have not been amended, revoked or rescinded and are in full force and effect;

2.7	Directors' Duties: that the directors of the Company, in authorising the allotment and issue of the Special Voting Share and filing of the Registration Statement, have exercised their powers in accordance with their duties under all applicable laws and the Articles and the memorandum and articles of association of the Company in force as at the date of the board meeting referred to in paragraph 2.6;

2.8	Bad faith, fraud etc.: that there has been no bad faith, fraud, coercion, duress or undue influence on the part of any of the parties to the Documents and their respective directors, employees, agents and advisers;

2.9	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

2.10	Representations: that the representations and warranties by the parties in the Documents in any case (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Documents have been and will be observed and performed by the parties thereto;

2.11	Anti-terrorism, money laundering etc.: that the parties to the Documents have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, anti-tax evasion, other financial crime, civil or criminal antitrust, cartel, competition, public procurement, state aid, sanctions and human rights laws and regulations, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

2.12	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

2.13	Authorisations: (a) that the Company had sufficient authorised capital at the time of the allotment and issue of the Special Voting Share to effect such allotment and issue; (b) that the Company had sufficient authority to allot the Special Voting Share pursuant to section 80 of the Companies Act 1985 or any preceding legislation at the time of such allotment;

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2.14	Pre-emption rights: that the Company complied with all applicable pre-emption rights, whether pursuant to law, regulation or the articles of association of the Company, at the time of the allotment and issue of the Special Voting Share; and

2.15	Filings under all laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws in order to permit the performance of the Documents, including the filing of the Registration Statement and the allotment and issue of the Special Voting Share, or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations.

3.	OPINION

3.1	Based on the foregoing and subject to the matters set out in paragraphs 4 and 5 below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Company was duly incorporated under the Companies Act 1985 as a limited liability company on 19 July 2000;

(b)	the Company Search did not reveal any order or resolution for the winding up of the Company, any order for the administration of the Company or any notice of appointment in respect of the Company of a liquidator, receiver or administrator;

(c)	the Winding up Enquiry did not indicate that any petition for the winding up of the Company has been presented; and

(d)	the Special Voting Share has been duly authorised and validly issued and is fully paid and non-assessable.

3.2	For the purposes of this opinion, we have assumed that the term "non-assessable" in relation to the Special Voting Share means under English law that the holder of such share, in respect of which all amounts due on such share as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of the Company solely in its capacity as holder of such share.

4.	QUALIFICATIONS

This opinion is subject to the following qualifications:

4.1	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

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In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

4.2	Winding-Up Enquiry: the Winding up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately;

(b)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-Up Petitions;

(c)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(d)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Registry of Winding-Up Petitions may not have records of winding-up petitions issued prior to 1994;

4.3	Jurisdiction: no opinion is given as to whether or not any court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

4.4	Foreign Courts: we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties' agreement as to jurisdiction and/or choice of law; and

4.5	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, moratorium, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies from time to time.

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5.	OBSERVATIONS

We should also like to make the following observations, it should be understood that:

5.1	Factual Statements: we have not been responsible for verifying whether any statements of fact (including as to foreign law) or any statement of opinion or intention contained in or relevant to the Documents or any related documents are accurate, complete or reasonable or that no material facts have been omitted therefrom;

5.2	Tax: we express no opinion as to any liability to tax or to make any tax filing which may arise as a result of or in connection with any Document;

5.3	Company Search: we have not conducted any further searches since the date of the Company Search and the Winding up Enquiry;

5.4	Enforceability: we express no opinion on whether the obligations of the Company under the Documents are enforceable against it in the English courts;

5.5	Nature of Role: we have not been involved in the preparation or negotiation of the Documents, and have reviewed them only for the limited purpose of giving this opinion. Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Documents; and

5.6	Operational Licences: we have not investigated whether the Company has obtained any of the operational licences, permits and consents which it may require for the purpose of carrying on its business.

6.	LIMITATIONS OF LIABILITY

6.1	Where you have received advice from a number of advisers in connection with the matters on which we opine in this opinion or any related matter in respect of which we could be potentially jointly or severally liable with any such other advisers for losses suffered by you, our liability will not be affected by any limitation of liability which you may agree with any other advisers. Accordingly, our liability to you will be limited to such proportion of the losses suffered by you as is finally determined to be just and equitable, having regard to the relative responsibility of ourselves and any other person who is jointly or severally liable for such losses. If you have received advice from any other advisers with respect to matters on which we opine in this opinion which qualifies such opinions then, to the extent that such advice is correct, you will not place any reliance on the unqualified opinions contained in this opinion, and we will have no liability to you in connection therewith.

6.2	This opinion is limited to English law as currently applied by the English courts and is given on the basis that it and any non-contractual obligations arising out of or in relation to this opinion will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the law of England as currently applied by the English courts.

6.3	We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

7.	BENEFIT OF OPINION

7.1	This opinion is given by Ashurst LLP and by no other person for the sole benefit of the persons to whom it is addressed (each a "Recipient") in relation to the Registration Statement to be filed under the Act. It is not to be relied upon by or communicated to any other person or for any other purpose, nor is its contents to be quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an exhibit to the Registration Statement. We accept no liability in respect of this opinion to any person other than a Recipient.

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8.	GOVERNING LAW AND JURISDICTION

8.1	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

8.2	The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

/s/ Ashurst LLP

Ashurst LLP